Exhibit 99.2

INTERVAL LEISURE GROUP ANNOUNCES APPOINTMENT OF FOUR

BOARD MEMBERS FOLLOWING CLOSING OF VISTANA ACQUISTION

MIAMI, FL, May 12, 2016 — Interval Leisure Group, Inc. (Nasdaq: IILG) (“ILG”) today announced the appointment of Lizanne Galbreath, Stephen R. Quazzo, Sergio D. Rivera, and Thomas O. Ryder to its board of directors  in connection with the closing of ILG’s acquisition of Vistana Signature Experiences, Inc. (“Vistana”) from Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) on  May 11, 2016. These Starwood-designated directors expand the total size of the board to 13 directors, 11 of whom are independent.

“We are delighted to celebrate the closing of the Vistana acquisition with the addition of four highly qualified board members,” said Craig M. Nash, chairman, president, and CEO of ILG. “We are confident that our board’s diverse expertise will continue to guide our strategy to achieve long-term growth and enhance stockholder value.”

ILG also announced that two board members — Gary S. Howard, who served as a director since August 2008, and Jeanette E. Marbert, who served as a director since February 2015, will be stepping down. Ms. Marbert will remain in her role as chief operating officer of ILG.

Nash continued, “We would like to thank Gary and Jeanette for their steadfast leadership and commitment to ILG during their board service. Their guidance and expert counsel was an invaluable resource to our company and contributed to ILG’s success.”

Newly appointed members of the board of directors include:

Lizanne Galbreath — Ms. Galbreath is the managing partner of Galbreath & Company, a real estate investment firm. Prior to joining Galbreath in 1999, she was managing director of LaSalle Partners/Jones Lang LaSalle, a real-estate services and investment management firm, where she also served as a director. Before her time at LaSalle, Ms. Galbreath spent 13 years in a variety of leadership positions including managing director, chairman and chief executive officer at The Galbreath Company, the predecessor entity of Galbreath & Company. She has been a director of Starwood since 2005 and currently serves on the Capital Committee, Compensation and Option Committee, and Corporate Governance and Nominating Committee. Ms. Galbreath is also currently a director of Paramount Group, Inc.

Stephen R. Quazzo — Mr. Quazzo is the chief executive officer and co-founder of Pearlmark Real Estate, a real-estate principal investment firm (formerly known as Transwestern Investment Company, L.L.C.) since March 1996. Prior to Pearlmark, he spent five years as president of Equity Institutional Investors, Inc., a private investment firm and a subsidiary of Equity Group Investments, Inc. Mr. Quazzo joined the board of Starwood  in 1999 and is currently chairman of the Capital Committee and a member of the Audit Committee. He is also currently a director of Phillips Edison Grocery REIT I, Inc.

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Sergio D. Rivera — Mr. Rivera is president of The Americas division for Starwood Hotels & Resorts Worldwide, Inc., a position held since February 2014. He was previously co-president of The Americas division for Starwood Hotels & Resorts from July 2012 to February 2014 and president and chief executive officer of Starwood Vacation Ownership (now Vistana Signature Experiences). Prior to 2008, he held progressively senior management roles within Starwood, including controller, vice president of sales and marketing, senior vice president of international operations, and president of global real estate. He began his career with Starwood through its predecessor company, Vistana Resorts, in 1989. Mr. Rivera is a currently a director of three entities, including Welltower, Inc., an investor in healthcare real estate; the American Resort Development Association, a trade association representing the vacation ownership and resort development industries; and the Florida Chamber of Commerce. He also serves as a member of the Urban Land Institute, trustee of The Nature Conservancy Florida Chapter, a member of the University of Central Florida Rosen College of Hospitality Management Advisory Board, as well as the Florida International University Chaplin School of Hospitality & Tourism Management Dean’s Advisory Council.

Thomas O. Ryder — Mr. Ryder retired as chairman of the board of The Reader’s Digest Association, Inc., a global media and direct marketing company, in January 2007, a position he had held since January 2006. He was chairman of the board and chief executive officer of The Reader’s Digest Association, Inc. from April 1998 through December 2005. Additionally, he was chairman of the board and chairman of the audit committee of Virgin Mobile USA, Inc., a wireless service provider, from October 2007 to November 2009. He was also president of American Express Travel Related Services International, a division of American Express Company, from October 1995 to April 1998. Mr. Ryder served as a director of World Color Press, Inc., a company acquired by Quad/Graphics, Inc. in July 2010. He has been a director of Starwood since 2001 and currently serves on the Capital Committee and the Compensation and Option Committee. Mr. Ryder is also currently a director of Amazon.com, Inc., Quad/Graphics, Inc., and RPX Corporation.

In addition, these directors will join the following committees of the ILG board: Ms. Galbreath, nominating committee; Mr. Quazzo, audit committee; and Mr. Ryder, compensation and human resources committee.

About Interval Leisure Group

Interval Leisure Group (ILG) (NASDAQ: IILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Westin®, and Sheraton® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. owns and manages the Westin Vacation Club and the Sheraton Vacation Club and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, Inc. Headquartered in Miami, Florida, ILG has offices in 16 countries and approximately 10,000 employees. For more information, visit www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws, including the resulting impact of the transaction on ILG; statements concerning the benefits of the transaction, including the combined company’s future financial and operating results, plans and expectations; and anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, and other risk factors that we identify in our most recent annual report on Form 10-K and other documents that ILG files with the U.S. Securities and Exchange Commission. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. Persons reading this press release are cautioned not to place undue reliance on these forward-looking statements, which we make only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Investor Contact:

Lily Arteaga, 305-925-7302

Investor Relations

Lily.Arteaga@iilg.com

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Media Contact:

Christine Boesch, 305-925-7267

Corporate Communications

Chris.Boesch@iilg.com